Exhibit 10.4

FIRST DEFIANCE FINANCIAL CORP.

2018 EQUITY INCENTIVE PLAN

AMENDMENT TO PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENTS – LONG TERM GROWTH

This Amendment to Performance-Based Restricted Stock Unit Award Agreements – Long Term Growth (this “Amendment Agreement”) is made and entered into by and between First Defiance Financial Corp. (the “Company”) and [_______________] (the “Participant,” and together with the Company, the “Parties”).

RECITALS

A. The Company and the Participant are parties to that certain Performance-Based Restricted Stock Unit Award Agreement – Long Term Growth set forth in Attachment A hereto (the “Award”), under the First Defiance Financial Corp. 2018 Equity Incentive Plan (the “Plan”).

B. Under the Award, the Participant holds a number of restricted stock units (the “RSUs”) which shall vest in an amount based upon Company performance during a specified three-year performance period (the “Performance Period”) and other terms set forth therein.

C. The Company is a party to an Agreement and Plan of Merger between the Company and United Community Financial Corp. (“United Community”), dated as of September 9, 2019, under which United Community will merge with and into the Company (the “Merger”).

D. The Merger will occur during the Performance Period, and due to the effects of the Merger, measurements of Company performance for periods before and after the Merger will not be comparable, and therefore, not readily determinable.

E. Without adjustment to the Award to account for the effects of the Merger, the Merger may unintentionally impact the number of RSUs subject to the Award in which the Participant will vest.

F. The Company and the Participant agree that adjustment of the Award as specified in this Amendment Agreement will preserve the intent of the Company to incentivize and reward Participant’s contributions to the Company’s performance and will not impair the value of the Award to the Participant.

G. This Amendment Agreement is strictly conditioned upon and subject to the consummation of the Merger, and absent the consummation of the Merger, this Amendment Agreement shall be null and void, ab initio.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Amendment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant, consent, and agree as follows:

1. Section 5 of the Award is amended by deleting the existing Section 5 in its entirety and replacing it with the following:

“Vesting: At the end of the Performance Period, the Participant shall vest in between 0% and 100% of the RSUs subject to the Maximum Award based on the achievement of the Performance Objectives set forth below during the Performance Period; provided, however, that the calculation of such Performance Objectives shall occur as specified in this Section 5.

For the purposes of determining the number of RSUs subject to the Maximum Award in which the Participant will vest, the Maximum Award shall be divided into three substantially equal tranches which correspond to the three calendar years in the applicable Performance Period. Notwithstanding anything in this Award Agreement or to the contrary, and as applicable, the Asset Growth for the 2018 and 2019 Tranche, each as may be applicable, shall be based on actual Company performance during calendar years 2018 and 2019; and the Asset Growth for the 2020 Tranche and 2021 Tranche, each as may be applicable, shall be deemed to have been at the level necessary to earn one hundred percent (100%) of the RSUs, without respect to actual performance during calendar years 2020 and 2021. The Committee shall determine the number of RSUs vesting with respect to each Tranche based on the foregoing and any other factors that the Committee deems relevant. The Committee, in its sole discretion, may adjust the number of RSUs vesting.

Notwithstanding anything in Section 2 to the contrary, the end of the Performance Period for each Award outstanding as of the date hereof shall be the date of the closing of the merger, as defined in the Agreement and Plan of Merger between the Company and United Community Financial Corp., dated as of September 9, 2019. The RSUs shall settle thereafter as provided in Section 8.”

2. Section 6 of the Award is amended by deleting the existing Section 6(a) in its entirety and replacing it with the following:

“Death; Disability; Retirement: If the Participant dies, becomes Disabled or Retires during any Performance Period, the Participant shall vest in a number of RSUs for that Performance Period as provided in Section 5, as if the Participant had remained in the employ of the Company through the end of the applicable Performance Period. Vested RSUs shall be settled in a lump sum within 60 days following the Participant’s death, Disability or Retirement.

3. Section 6 of the Award is amended by deleting the existing Section 6(b) in its entirety and replacing it with the following:

“Change in Control: If a Change in Control occurs during a Performance Period and the Participant is terminated by the Company prior to the conclusion of the Performance Period other than for Cause, the Participant shall vest in the number of RSUs as provided in Section 5, as if the Participant had remained in the employ of the Company through the end of the applicable Performance Period. Such vested RSUs shall be settled in a lump sum within 60 days following the Participant’s termination.”

4. Solely for the purpose of Section 6(b) of the Award, as amended, the Company has determined that the consummation of the Merger shall be deemed to be a Change in Control.

5. In all other respects, the Award shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Amendment Agreement to be executed in its name and on its behalf as of the date first written below, and the Participant acknowledges acceptance of the terms and conditions of this Amendment Agreement.

PARTICIPANT

Date:

FIRST DEFIANCE FINANCIAL CORP.

By:	Date:

Its:

Attachment A

Performance-Based Restricted Stock Unit Award Agreements

Date of Award	Target Number of RSUs	Tranche Vesting at Actual Performance	Tranches Vesting at Target Performance

[_________], 2018	[ ]	2018 Tranche 2019 Tranche	2020 Tranche

[_________], 2019	[ ]	2019 Tranche	2020 Tranche 2021 Tranche